Press Release 1-09	Goldrich Closes on Private Placement of Preferred Stock

Spokane, WA – January 2, 2009 - Goldrich Mining Company (GRMC)(the “Company”), formerly Little Squaw Gold Mining Company (LITS), is pleased to announce that it has closed a private placement offering of its Series A Convertible Preferred Stock, no par value (“Series A Stock”) on December 29, 2008. The Company issued an aggregate amount of 225,000 shares of Series A Stock at $1.00 per share, for aggregate proceeds of $225,000.

The Company issued the Series A Stock relying on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D of the Securities Act and also relying on the exception from the Securities Act registration requirements available under Regulation S of the Securities Act. The Series A Stock is convertible into common stock of the Company, par value $0.10 per share (“Common Stock”), under the terms described below. This was a non-brokered transaction, involving no commissions or fees, which required a minimum $25,000 purchase.

On December 29, 2008, the Company’s Statement of Designation of Shares of Preferred Stock (the “Statement”) was accepted for filing by the Alaska Division of Corporations, Business and Professional Licensing, effective as of December 17, 2008. This had the effect of making effective the Company’s Board Resolution creating and authorizing the designation of 1,000,000 shares of Series A Stock and amending the Company’s articles of incorporation accordingly. The Company has received additional expressions of interest and may close on additional funds by placement of additional shares of the Series A Stock.

Richard Walters, President of the Company stated, “This cash infusion will enable us to continue with our measured corporate spending priorities while we continue our efforts to secure the financing necessary to execute our exploration program at our Chandalar, Alaska property for 2009 and beyond. We have previously reported favorable results of drilling programs on Chandalar which outline a large alluvial gold deposit on Little Squaw Creek and point up excellent potential for discovery for a world-class stratabound gold deposit thought to be the source of the alluvial gold. We look forward to securing additional funds to expand on those results.”

The rights, preferences, privileges and restrictions of the Series A Stock are generally described as:

Par Value: The Series A Stock has no par value.

Liquidation Rights: In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of Series A Stock is entitled to be paid out of the assets of the Company an amount in cash equal to $2.00 per share together with declared but unpaid dividends to which the holders of Series A Stock are entitled, payable pari passu.

Voting Rights: Holders of Series A Stock are entitled to vote on all matters upon which holders of Common Stock are entitled to vote and are entitled to a number of votes equal to the number of whole shares of Common Stock into which a holder’s shares of Series A Stock could be converted.

Voluntary Conversion Rights and Mandatory Conversion: Each share of Series A Stock may, at the option of the holder, be converted at any time into six shares of Common Stock or such other amount as from time to time may be set pursuant to the conversion price adjustment terms in the Statement. The Company has the right, at its sole option, to convert all Series A Stock into Common Stock after December 29, 2011, if the weighted average trading price of the Common Stock exceeds $1.00 per share on the FINRA over-the-counter bulletin board (or the national exchange on which the Company is traded at the time of the mandatory conversion) for ten consecutive trading days. The Company also has the right, at its sole option, to convert all Series A Stock into Common Stock after the tenth anniversary of the date of issuance upon appropriate written notice to holders of the Series A Stock.

Dividends: The holders of Series A Stock are entitled to receive, when and as declared by the Company’s board of directors, yearly cumulative dividends from the surplus or net profits of the Company at an effective rate of 5% per annum of the original Series A Stock purchase price of $1.00 per share (the Series A Dividends). These dividends accrue ratably from the date of issuance of the Series A Stock through the entire period in which shares of Series A Stock are held and are payable to the holder of the Series A Stock on the conversion date of the Series A Stock or as may be declared by the board of directors, with proper adjustment for any dividend period which is less than a full year. The Series A Dividends are payable before any dividends will be paid upon the Common Stock and will be cumulative, so that for any dividends not paid or set apart for payment for the Series A Stock, the deficiency will be fully paid and set apart for payment, before any dividends will be paid upon the Common Stock. If the Company pays Series A Dividends, the holder of Series A Stock may elect to receive payment of Series A Dividends in cash; in shares of Common Stock; or provisionally in gold. Payment of Series A Dividends in gold will be paid only if the Company is producing gold in sufficient quantities as of the dividend payment date, as reasonably determined by the Board, to pay such in-kind dividend and will be delivered in the form of gold produced from the Company’s Chandalar property.

The details of these provisions may be obtained by written request to the Company, and are also available as reported on Form 8-K filed with the SEC subsequent to this news release.

Ted R. Sharp, Chief Financial Officer, wrote this news release; the Company is responsible for its contents. For additional information regarding Goldrich or this news release, contact Richard Walters, President: telephone (509) 624-5831; e-mail ir@goldrichmining.com. Goldrich Mining Company maintains acomprehensive Web site at www.goldrichmining.com.

_______

Goldrich Mining Company is engaged in the business of precious-metals discovery. This endeavor carries certain risks that are commensurate with the potential rewards of such efforts. These risks cannot be quantified and should not be taken lightly.

Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Goldrich Mining Company’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition; the Company’s ability to continue with corporate spending priorities; the Company’s ability to secure additional financing; the execution of the Company’s exploration program at its Chandalar property; the existence and extent of gold deposits at the Chandalar property; and risks inherent in the Company’s operations. Often, but not always, forward-looking statements (1) can be identified by the use of words such as “continue”, ‘‘efforts’’, “point up”, ‘‘potential’’, ‘‘thought’’, and ‘‘look forward’’, or variations (including negative variations of such words and phrases); or (2) state that certain actions, events or results ‘‘will’’ be taken, occur or be achieved. The Company makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.